Exhibit 1.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT is made and entered into this     day of November, 2003, by and between 99 Cent Stuff, Inc. (the "Company"), Keating Investments LLC ("Placement Agent") and Pointe Bank (the "Escrow Agent").

R E C I T A L S

WHEREAS, the Company proposes to offer and sell in a public offering (the "Offering") up to an aggregate of 1,000,000 units, each Unit consisting of one (1) share of Common Stock and one (1) Warrant (the “Units” or "Securities") at a purchase price of $5.00 per Unit on a “600,000 Unit or none - best efforts” basis with a minimum offering of 600,000 Units ($3,000,000) (the “Minimum Offering”), and a maximum offering of 1,000,000 Units ($5,000,000) (the “Maximum Offering”).

WHEREAS, the Units will be sold to subscribers ("Subscribers") in accordance with the terms of the Prospectus dated November   , 2003 (the "Prospectus"). Unless otherwise stated, the terms defined in the Prospectus shall have the same meaning herein. The Subscribers will purchase the Securities by executing a subscription agreement (the "Subscription Agreement"), and making subscription payments (the "Subscription Payments") in full upon subscription by tendering to the Company the purchase price of the Securities; and

WHEREAS, the Company and the Placement Agent desire that the Subscription Payments be held in escrow until such time as at least the Minimum Offering of 600,000 Units is subscribed and accepted by the Company, or the Offering is terminated in accordance with the terms of the Prospectus; and

WHEREAS, the Escrow Agent is willing to establish an escrow account on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Company and the Placement Agent have agreed with the Escrow Agent that the funds held in escrow will not be disbursed until they are cleared funds.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, it is agreed as follows:

1.

Recitals. All of the above recitals are true and correct.

2.

Establishment of Escrow Account. The Escrow Agent is hereby appointed to act as Escrow Agent hereunder. The Escrow Agent shall establish, and by execution of this Agreement hereby agrees to establish, an escrow account, which escrow account shall be entitled "Pointe Bank, as Escrow Agent for the Benefit of Subscribers for the Securities of 99 Cent Stuff, Inc." (the "Escrow Account"). The Escrow Account shall be a non-interest bearing account.

3.

Escrow Period. Upon the execution of this Agreement and the payment of the amounts, if any, due to the Escrow Agent upon the execution of this Agreement, the Escrow Agent agrees to receive Subscription Payments in accordance with the terms of this Agreement until the Termination Date, as defined below (the "Escrow Period"). The "Termination Date" shall be the earlier of the following to occur:

(a)

The date on which the Escrow Agent confirms that it has received in the Escrow Account cleared funds of not less than $5,000,000 which reflects the completion of the Maximum Offering; or

(b)

5:00 p.m., Florida time, on      , 200 , or such later date as determined by the Company, in its sole discretion, if the offering period is extended by the Company; or

(c)

such earlier date as mutually agreed in writing by the Placement Agent and the Company.

The Company and Placement Agent are aware and understand that during the Escrow Period and until the lapsing of the rights of rescission granted pursuant to Section 517.061(11)(a) of the Florida Securities and Investor Protection Act, the Company will not be entitled to any funds received into escrow and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity; and the Escrow Agent shall not make any disbursements from the Escrow Account except as expressly provided herein or pursuant to any lawful order issued to the Escrow Agent by a tribunal of competent jurisdiction.

4.

Escrow Deposits. The Company has included a statement in the Prospectus or supporting documents instructing Subscribers to wire funds or make checks for the purchase of Securities payable to "Pointe Bank for the benefit of Subscribers for the Securities of 99 Cent Stuff, Inc.". The Escrow Agent agrees, upon receipt thereof, to deposit into the Escrow Account any and all checks, drafts, money orders and other instruments payable to the Escrow Agent as escrow agent for the purchase of the Securities (the "Fund"). Simultaneously with the delivery to the Escrow Agent of checks, drafts, money orders or other instruments or monies received from Subscribers of the Securities, the Company shall inform the Escrow Agent in writing of the name, address, and social security or tax identification number of each Subscriber and of the amount paid and the number of Securities subscribed for by such Subscriber. The Escrow Agent shall have the right to rely fully on the written information so furnished to it by the Company.

5.

Disbursements from the Escrow Account.

(a)

If on or before the Termination Date, the Escrow Agent has received in the Escrow Account cleared funds of at least $3,000,000, the Escrow Agent shall notify the Company and the

Placement Agent in writing of this fact. Except as otherwise provided in this Agreement, the Escrow Agent shall hold such monies, along with any additional proceeds deposited in the Escrow Account from sales of Securities until all checks and/or wires have cleared and until the Escrow Agent is given instructions in writing by the Company and the Placement Agent as to the disbursement of the Fund (which instructions shall confirm that any applicable rescission rights have lapsed).

(b)

The Company and the Placement Agent shall notify the Escrow Agent in writing and by instructions (which may accompany such notice or be provided subsequently) given at least two (2) business days in advance, shall specify each "Closing Date" (which must be not more than ten (10) days after the Termination Date), the approximate amount of subscriptions for the Company to be accepted as of such Closing Date, the identity of the subscribers whose subscriptions are anticipated to be accepted as of such Closing Date, and the approximate amount of the funds to be paid to the Company and to the Placement Agent, respectively. On each Closing Date, the Escrow Agent, upon notice from the Company, and the Placement Agent that all contingencies for payment have been satisfied (which notice the Company shall promptly confirm in writing), shall pay to the Company and the Placement Agent the amounts specified by such notice.

(c)

In the event the Escrow Agent does not receive in accordance with this Agreement $3,000,000 representing the proceeds from the sale of the Minimum Offering prior to the Termination Date, the Escrow Agent shall refund in a timely manner to each Subscriber the amount actually received from such Subscriber.

(d)

After the initial disbursement by the Escrow Agent to the Company and the Placement Agent, the Escrow Agent shall continue to act as escrow agent until the Termination Date. Until the Termination Date, the Escrow Agent shall disburse funds, from time to time, to the Company and Placement Agent pursuant to written instructions executed jointly by the Company and the Placement Agent.  The Termination Date shall be such date as provided in accordance with Section 3 of this Escrow Agreement. In the event the Offering is extended by the Company, in its sole discretion, pursuant to Section 3(b) of this Escrow Agreement, all disbursements shall be made upon written instructions executed solely by the Company.

(e)

Upon the disbursement of all or any portion of the Fund in accordance with either sub-paragraphs (a), (b), (c), or (d) above, the Escrow Agent shall have no further responsibility with respect to the escrow deposits so disbursed, and upon disbursement from the Fund in accordance with sub-paragraphs (a), (b), (c), or (d) above, shall not have further responsibility under this Agreement. In this regard, it is expressly agreed and understood that in no event shall the aggregate amount of disbursements made by the Escrow Agent exceed the amounts deposited into the Fund.

6.

Collection Procedure. The Escrow Agent is hereby authorized to forward each check, draft or other instrument for collection and, upon collection of the proceeds of each check, draft or other instrument, deposit the collected proceeds in the Fund. Any check, draft or other instrument returned unpaid to the Escrow Agent shall be returned to the Company. In such cases, the Escrow Agent will notify the Company of such return. If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall issue a refund check to the rejected Subscriber. If the Escrow Agent has not yet submitted a rejected Subscriber's check, draft or other instrument for collection, the Escrow Agent shall remit such Subscriber's check, draft or other instrument directly to the Subscriber. It is understood and agreed that should any check, draft or other instrument be returned unpaid for any reason after the Escrow Period that would cause the collected aggregate proceeds from the sale of the Securities to be less than $3,000,000, then new investors may be found to meet the threshold requirement for the disbursement of $3,000,000.

7.

Investment of Escrow Amount. During the term hereof, the Escrow Agent may invest the funds in bank deposits, money market mutual funds, or United States government obligations. The Escrow Agent shall be entitled to all interest and other funds received on the Escrow Account as part of its fee to maintain the Escrow Account on behalf of the Company.

8.

Rights, Duties, and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature. It is further agreed that:

(a)

The Escrow Agent shall not be under any duty or responsibility to enforce any of the terms or conditions of the Prospectus, or to enforce payment of the purchase price of any Securities of the Company subscribed to pursuant to the Offering contemplated therein.

(b)

The Escrow Agent shall not be responsible for the performance by the Company of the Company’s obligations under this Agreement.

(c)

The Escrow Agent shall not be required to accept from the Company any confirmation slips or other writing issued to Subscribers hereunder unless the same are accompanied by checks, drafts or other instruments for the payment of money. The Escrow Agent shall notify the Company via letter sent by certified mail (or by telephone and confirmed in writing) of any discrepancy between the amount set forth on any such confirmation slip or other writing and the sum, or sums, delivered to the Escrow Agent therewith, provided, however, that failure to notify the Company of any such discrepancy shall not cause the Escrow Agent to be liable therefore.

(d)

The Escrow Agent shall be under no duty or responsibility to give any receipt for funds, checks, drafts, or instruments for the payment of money except to the Company upon request; or to enforce collection of any check, draft or other instrument for the payment of money delivered to it hereunder.

(e)

The Escrow Agent shall have the right to act in reliance upon any document, instrument or signature believed by it in good faith to be genuine and to assume (unless it has reason to believe otherwise), that any person purporting to give any notice of instructions in accordance with this Agreement or in connection with any transaction to which this Agreement relates has been duly authorized to do so. The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to give any such notice or instructions.

(f)

In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Fund which, in its sole opinion, are in conflict with either other instruction received by it or any provision of this Agreement, it shall be entitled to hold the Fund, or a portion thereof, in the Escrow Account pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise; or the Escrow Agent, at its option, may deposit the Fund in the registry of a court of competent jurisdiction in a proceeding to which all parties in interest are joined. Upon so depositing such funds and filing its complaint and interpleader, the Escrow Agent shall be completely discharged and released from any and all liability existing or hereafter acquiring except liability arising from gross negligence or willful misconduct as hereinafter provided.

(g)

The Escrow Agent shall not be liable for any action taken or omitted hereunder except in the case of its gross negligence or willful misconduct in connection with the breach of any provisions of this Agreement. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in reasonable reliance upon the advice of such counsel. Any reasonable expenses incurred by Escrow Agent in connection with such consultation shall be reimbursed by the Company.

(h)

The Escrow Agent shall not be liable or responsible to perform any act pertaining to the proposed offering of the Securities, other than as set forth in this Agreement, or because of the loss of any monies arising through insolvency or the act or default or omission of any person other than the Escrow Agent. The Escrow Agent shall not be responsible for the application of the proceeds deposited with it and paid out, withdrawn or transferred in accordance with this Agreement.

(i)

The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

(j)

The Escrow Agent will not be required to disburse any funds from the Escrow Account unless such funds have been on deposit for a sufficient period that the Escrow Agent deems them to be cleared funds under Federal Reserve rules and regulations.

(k)

The Escrow Agent makes no representations as to the validity, value, genuineness or the collectibility of any document or instrument held by or delivered to it.

(l)

The Escrow Agent shall have no responsibility with respect to the use or application by the Company of any funds or other property paid or delivered by the Escrow Agent pursuant to the provisions hereof.

(m)

The Escrow Agent shall, under no circumstances, be required to furnish a formal accounting for the proceeds in the Fund other than to notify the Company and the Placement Agent as to each payment or disbursement made from the Fund.

(n)

This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligation shall be read into this Agreement against the Escrow Agent.

9.

No Interest Created in Fund. The Escrow Agent shall not issue any certificate of deposit, stock certificates, or any other instrument or document representing any interest in the Fund, except that it may send a written notice to the Company and the Placement Agent acknowledging receipt or disbursement of the deposited funds.

10.

Amendment, Resignation. This Agreement may not be altered or amended unless it be in writing and signed by the Company, the Placement Agent and the Escrow Agent. The Escrow Agent may resign as the Escrow Agent at any time upon five (5) business days' prior written notice to the Company and the Placement Agent. In the case of the Escrow Agent's resignation, its only duty shall be to hold and dispose of the Fund in accordance with the original provisions of this Agreement until a successor Escrow Agent shall be appointed and written notice of the name and address of such successor Escrow Agent shall be given to the Escrow Agent by the Company, whereupon the Escrow Agent's only duty shall be to pay over to the successor Escrow Agent the Fund, less any portion thereof previously paid out in accordance with this Agreement.

11.

Warranties. The Company warrants to the Escrow Agent that, unless otherwise expressly set forth in this Agreement, at the time of this Agreement, and upon disbursement of the Fund in accordance with this Agreement;

(a)

No party other than the parties hereto and the Subscribers have, or shall have, any lien, claim or security interest in the Fund or any part thereof;

(b)

No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specially or generally) the Fund or any part thereof;

(c)

The Offering has been or will be made in compliance with applicable federal and state securities laws.

12.

Fees and Expenses. As consideration for acting as the Escrow Agent, the Company shall pay to the Escrow Agent the sum of Two Thousand Dollars ($2,000.00) contemporaneously with the execution of this Agreement. Further, the Escrow Agent shall be entitled to retain, for its account, any funds realized on the investments and interest earned in the Escrow Account. The Escrow Agent shall be responsible for its own fees, disbursements and expenses as well as the fees, disbursements and expenses of its counsel, David A. Carter, P.A. In the event that any check, draft or other instrument delivered by a Subscriber is returned unpaid to the Escrow Agent and the Escrow Agent is charged a bank charge by the bank of the Subscriber, the Escrow Agent shall be entitled to be reimbursed by the Company only for bank charges charged by the bank of the Subscriber. In the event that the Escrow Agent does not receive in accordance with this Agreement, $3,000,000 representing the first disbursable proceeds from the sale of the Minimum Offering prior to the Termination Date, then the Escrow Agent shall be entitled to reimbursement of reasonable expenses. All such compensation and reimbursement shall be paid by the Company.

13.

Indemnification. The Company and the Placement Agent (herein, the "Indemnitors") agree to indemnify the Escrow Agent and its officers, agents, directors and stockholders (herein, the "Indemnitees") against, and hold them harmless of and from, any and all loss, liability, cost, damage and expenses, including without limitation, reasonable attorneys' and paralegals' fees, which the Indemnitees may suffer or incur by reason of any action, claim, or proceeding brought by any third party against the Indemnitees, arising out of or relating in any way to this Agreement or any transaction contemplated by this Agreement, or in the performance of its duties hereunder including, but not limited to any interpleader action brought pursuant to Section 8(f) provided, however, that the Company shall not be obligated to indemnify the Escrow Agent for losses due to acts of bad faith, gross negligence or willful misconduct.

14.

Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and the proper venue and jurisdiction for any action or claim with respect to this Agreement or any document delivered pursuant hereto shall be in the Federal or State Court for Palm Beach County, Florida. The parties agree that service of process in any such action or claim shall be deemed valid if made by registered mail, return receipt requested, sent to the address set forth in Section 16 hereof. Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto legal or equitable right, remedy or claim.

15.

Assignability. This Agreement shall not be assignable without the written consent of all of the parties hereto. All of the terms and provisions of this Escrow Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the successors and permitted assigns of the parties.

16.

Notices. All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to the Company:

Barry Bilmes

Chief Financial Officer

99 Cent Stuff, Inc.

1801 Clint Moore Road

Boca Raton, Florida 33487

With copy to:

Ronald J. Klein, Esq.

Sachs, Sax & Klein

301 Yamato Road

Boca Raton, Florida 33431

If to the Escrow Agent:

Vikki Colucci,

Senior Vice President

Pointe Bank

21845 Powerline Road

Boca Raton, Florida 33433

With copy to:

David A. Carter, Esq.

David A. Carter, P.A.

2300 Glades Road

Suite 210, West Tower

Boca Raton, Florida 33431

If to the

Placement Agent:

Timothy J. Keating, President

Keating Investments, LLC

5251 DTC Parkway, Suite 1090

Greenwood Village, Colorado 80111

With copy to:

James Schneider, Esq.

Schneider Weinberger LLC

2499 Glades Road

Boca Raton, Florida 33431

Each such notice shall be deemed delivered: (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by telefax or other telegraphic method; or (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities or courier service as not deliverable, as the case may be, if mailed or couriered.

17.

Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provisions to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

18.

Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

19.

Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

20.

Captions. All captions are for convenience only and shall not limit or define the text hereof.

21.

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understanding (written or oral) of the parties in connection herewith.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ESCROW AGENT:

POINTE BANK

 By:

Vikki Colucci,

Senior Vice President

COMPANY:

99 CENT STUFF, INC.

 BY:

Barry Bilmes,

Chief Financial Officer

PLACEMENT AGENT:

KEATING INVESTMENTS, LLC

 BY:

Timothy J. Keating, President